  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ELDORADO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction ofincorporation or organization)	(I.R.S. Employer Identification No.)

1188-550 Burrard Street
Vancouver, British Columbia
Canada V6C 2B5
(Address of principal executive offices)

ELDORADO GOLD CORPORATION AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN
DATED AS OF JULY 26, 2018, AS AMENDED AND RESTATED AS OF MARCH [●], 2019
ELDORADO GOLD CORPORATION INCENTIVE STOCK OPTION PLAN, DATED AS OF JUNE 21, 2018
(Full titles of plan)

CT Corporation
28 Liberty Street, 42nd Floor
New York, New York 10005

  (Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:
Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta, Suite 400
Denver, CO 80202
(303) 629-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☒ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class ofSecurities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares deliverable under the Eldorado Gold Corporation Restricted Share Unit Plan, Amended and Restated as of July 26, 2018	4,000,000(1)	$4.97(2)	$19,880,000	$2,410.00
Common shares issuable under the Eldorado Gold Corporation Incentive Stock Option Plan, dated as of June 21, 2018	-(4)	-	-	-
TOTAL	4,000,000	-	$19,880,000	$2,410.00

(1)
Represents the maximum number of common shares of the Registrant (as hereinafter defined) deliverable upon redemption of the Restricted Share Units.
(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March 26, 2019, as quoted on the NYSE.
(3)
Represents the maximum number of common shares of the Registrant issuable upon redemption of the Performance Share Units.
(4)
This filing is being made to include the Registrant’s Incentive Stock Option Plan, dated as of June 21, 2018 but does not register any additional shares.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 4,000,000 common shares (the “Common Shares”), of Eldorado Gold Corporation (the “Registrant” or “Company”) for issuance pursuant to (i) the redemption of restricted share units (the “RSUs”) under the Eldorado Gold Corporation Amended and Restated Restricted Share Unit Plan dated July 26, 2018, as amended and restated as of March 27, 2019 (the “RSU Plan”), and (ii) the exercise of options granted or to be granted under the Registrant’s Incentive Stock Option Plan, dated as of June 21, 2018 (the “ESOP”), which amends and restates on a combined basis the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2014 and the Registrant’s Incentive Stock Option Plan Officers & Directors, Amended and Restated as of May 1, 2014. Such number of Common Shares gives effect to the Registrant’s 5-for-1 share consolidation that became effective on December 27, 2018 (the “Share Consolidation”).

On September 4, 2007, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-145854) to register 8,100,331 common shares (on a pre-Share Consolidation basis, 1,620,067 common shares on a post-Share Consolidation basis) of the Registrant issuable upon exercise of options or rights granted or to be granted under the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of April 28, 2005 and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of April 28, 2005. The Form S-8 (SEC File No. 333-145854) acted as a post-effective amendment, pursuant to Rule 429 of the Securities Act of 1933, as amended, to the Registrant’s Registration Statements on Form S-8 (SEC File No. 333-122683) and (SEC File No. 333-107138).

On October 7, 2008, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-153894) to register an additional 6,127,171 common shares (on a pre-Share Consolidation basis, 1,225,435 common shares on a post-Share Consolidation basis) of the Company issuable upon exercise of options or rights granted or to be granted under the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2008 and the Registrant’s Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2008.

On June 30, 2009, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-160349) to register an additional 8,462,258 common shares (on a pre-Share Consolidation basis, 1,692,452 common shares on a post-Share Consolidation basis) of the Registrant issuable upon exercise of options or rights granted or to be granted under the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 7, 2009, and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 7, 2009.

On May 6, 2010, the Registrant approved a reload of common shares issuable upon exercise of options under the Company’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 7, 2009, and the Company’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 7, 2009, of 3,995,166 (on a pre-Share Consolidation basis, 799,034 common shares on a post-Share Consolidation basis) and 1,665,000 (on a pre-Share Consolidation basis, 333,000 common shares on a post-Share Consolidation basis), respectively.

On August 9, 2011, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-176184) to register an additional 17,937,921 common shares (on a pre-Share Consolidation basis, 3,587,585 common shares on a post-Share Consolidation basis) of the Registrant issuable upon exercise of options or rights granted or to be granted under the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 5, 2011, and the Registrant’s Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 5, 2011.

Effective March 16, 2011 the Registrant authorized the adoption of the RSU Plan, as amended and restated as of October 25, 2012, as of February 21, 2013 and as of February 20, 2014.

On May 1, 2014, the Registrant’s shareholders authorized amendments to Section 4.1 of the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors, and Section 4.1 of Incentive Stock Option Plan, Officers & Directors setting the maximum aggregate number of common shares issuable upon exercise of options granted pursuant to the Registrant’s Incentive Stock Option Plan, Employees, Consultants & Advisors and the Company’s Incentive Stock Option Plan, Officers & Directors from and after May 1, 2014 at 30,875,315 (on a pre-Share Consolidation basis, 6,175,063 common shares on a post-Share Consolidation basis) and 17,048,803 (on a pre-Share Consolidation basis, 3,409,761 common shares on a post-Share Consolidation basis) respectively (among other changes) and approved the Incentive Stock Option Plan, Employees, Consultant & Advisors, Amended and Restated as of May 1, 2014 and Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2014.

On August 5, 2014, Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-197861) to: (i) register an additional 17,000,000  common shares (on a pre-Share Consolidation basis, 3,400,000 common shares on a post-Share Consolidation basis) issuable upon exercise of options granted under the Company’s Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2014; (ii) register an additional 5,170,000 common shares (on a pre-Share Consolidation basis, 1,034,000 common shares on a post-Share Consolidation basis) issuable upon exercise of options granted under the Company’s Incentive Stock Option Plan Officers & Directors, Amended and Restated as of May 1, 2014; (iii) register 3,130,000 common shares (on a pre-Share Consolidation basis, 626,000 common shares on a post-Share Consolidation basis) issuable on redemption of the PSUs; and (iv) register 5,000,000 common shares (on a pre-Share Consolidation basis, 1,000,000 common shares on a post-Share Consolidation basis) deliverable on redemption of the RSUs.

On March 22, 2018, the Registrant’s Board of Director’s authorized the increase of the number of shares reserved for issuance under the RSU Plan from 5,000,000 (on a pre-Share Consolidation basis, 1,000,000 common shares on a post-Share Consolidation basis) to 10,000,000 (on a pre-Share Consolidation basis, 2,000,000 common shares on a post-Share Consolidation basis).

On June 21, 2018, the Registrant’s shareholders authorized the adoption of the ESOP, which replaced both, (i) the Incentive Stock Option Plan, Employees, Consultants & Advisors, Amended and Restated as of May 1, 2014, and (ii) the Incentive Stock Option Plan, Officers & Directors, Amended and Restated as of May 1, 2014 (collectively, the “Prior Plans”). The ESOP combined the terms of the Prior Plans into a single document and did not increase the number of shares issuable upon exercise of options granted under the Prior Plans.

On March 27, 2019, the Registrant’s Board of Director’s authorized the increase of the number of shares reserved for issuance under the RSU Plan from 2,000,000 common shares on a post-Share Consolidation basis to 5,000,000 common shares on a post-Share Consolidation basis.

The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-145854), as filed with the SEC on September 4, 2007, are incorporated by reference herein. The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-153894), as filed with the SEC on October 7, 2008, are incorporated by reference herein. The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-160349), as filed with the SEC on June 30, 2009, are incorporated by reference herein. The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-176184), as filed with the SEC on August 9, 2011, are incorporated by reference herein. The contents of Registrant’s Registration Statement on Form S-8 (File No. 333-197861), as filed with the SEC on August 5, 2014, are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.
Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.                 Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation Of Documents By Reference.

The following documents which have been filed by us with the SEC are incorporated in this registration statement by reference:

(a)
Our Annual Report on Form 40-F for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission (the “SEC”) on March 29, 2019;

(b)
All other reports filed by our Company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2018; and

(c)
The description of our common shares contained in our Registration Statement on Form 8-A, as filed with the SEC on October 20, 2009, and as amended on December 27, 2018, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this registration statement from the date of filing of each such document.

Item 4.
Description of Securities.

Not applicable.

Item 5.
Interests of Named Experts and Counsel.

None.

Item 6.
Indemnification of Directors and Officers.

Bylaw No. 1 of the Registrant provides that, subject to the provisions of the Canada Business Corporations Act, the Registrant shall indemnify each director or officer or former director or officer of the Registrant and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity, and each such individual’s respective heirs and personal representatives (each, a “Qualified Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in a civil, criminal, administrative, investigative or other proceeding the individual is involved because of that association with the Registrant or other entity, provided that:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Registrant or other entity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing the conduct was lawful.

The Canada Business Corporations Act has similar indemnification provisions as provided under Bylaw No. 1 of the Registrant, and expressly provides that each director or officer or former director or officer of the Registrant or another individual who acts or has acted at the Registrant’s request in a similar capacity of another entity (each, a “Specified Qualified Person”) is entitled to an indemnity from the Registrant in respect to all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if he or she (i) satisfies the requirements of (a) and (b) above and (ii) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Canada Business Corporations Act provides that the Registrant with court approval may indemnify a Specified Qualified Person in respect of all costs, charges and expenses reasonably incurred by such individual in a derivative action (an action by or on behalf of the Registrant or other entity to procure judgment in its favor) to which the individual is subject because of the individual’s association with the Registrant or other entity if he or she satisfies the requirements of (a) and (b) above. A similar provision is included in By Law No. 1 of the Registrant in respect of Qualified Persons.

Bylaw No. 1 of the Registrant also provides that the Registrant may advance monies to a Qualified Person for costs, charges and expenses in a civil, criminal, administrative, investigative or other proceeding the individual was involved because of his or her association with the Registrant or other entity in accordance with the Canada Business Corporations Act. The Canada Business Corporations Act also provides that the Registrant may advance monies to a Specified Qualified Person for the costs, charges and expenses reasonably incurred by him or her in connection with a civil, criminal, administrative, investigative or other proceeding to which he or she is subject to because of the individual’s association with the Registration or other entity; provided however he or she shall repay such monies if:

●	the individual failed to act honestly and in good faith with a view to the best interests of the Registrant or other entity; or

●	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual did not have reasonable grounds for believing the conduct was lawful.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.
Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	Eldorado Gold Corporation Amended and Restated Restricted Share Unit Plan dated July 26, 2018, as amended and restated as of March 27, 2019

4.2	Eldorado Gold Corporation Incentive Stock Option Plan, dated as of June 21, 2018

5.1	Opinion of Fasken Martineau DuMoulin

23.1	Consent of Fasken Martineau DuMoulin (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Mr. Antony Francis, FIMMM (incorporated by reference from Exhibit 99.9 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.4	Consent of Mr. Colm Keogh, P.Eng. (incorporated by reference from Exhibit 99.10 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.5	Consent of Mr. Ertan Uludag, P.Geo. (incorporated by reference from Exhibit 99.11 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.6	Consent of Mr. Francois Chabot, Eng. (incorporated by reference from Exhibit 99.12 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.7	Consent of Mr. Jacques Simoneau, P.Geo. (incorporated by reference from Exhibit 99.13 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.8	Consent of Mr. John Nilsson, P.Eng. Nilsson Mine Services Ltd. (incorporated by reference from Exhibit 99.14 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.9	Consent of WSP Canada Inc. (incorporated by reference from Exhibit 99.15 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.10	Consent of Mr. Patrick Forward, FIMMM (incorporated by reference from Exhibit 99.16 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.11
Consent of Mr. Paul Skayman, FAusIMM and Chief Operating Officer of Eldorado Gold Corporation (incorporated by reference from Exhibit 99.17 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.12
Consent of Mr. Peter Lewis, P.Geo. and Vice President, Exploration of Eldorado Gold Corporation (incorporated by reference from Exhibit 99.18 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.13	Consent of Mr. Richard Miller, P.Eng. (incorporated by reference from Exhibit 99.19 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.14
Consent of Mr. Rick Alexander, P.Eng. and Project Director of Eldorado Gold Corporation (incorporated by reference from Exhibit 99.20 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.15
Consent of Mr. Stephen Juras, P.Geo. and Director, Technical Services of Eldorado Gold Corporation (incorporated by reference from Exhibit 99.21 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

23.16	Consent of Mr. David Sutherland, P.Eng. (incorporated by reference from Exhibit 99.22 of the Registrant’s Form 40-F Annual Report filed with the SEC on March 29, 2019)

24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 29, 2019.

ELDORADO GOLD CORPORATION

/s/ George Burns
Name: George Burns
Title: President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Philip Yee
Name: Philip Yee
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Burns and Philip Yee as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ George Burns George Burns	President, Chief Executive Officer and Director	March 29, 2019
/s/ Philip Yee Philip Yee	Chief Financial Officer	March 29, 2019
/s/ Geoffrey Handley Geoffrey Handley	Director	March 29, 2019
/s/ George Albino George Albino	Chairman of the Board	March 29, 2019
/s/ Michael Price Michael Price	Director	March 29, 2019
/s/ Steven Reid Steven Reid	Director	March 29, 2019
/s/ Teresa Conway Teresa Conway	Director	March 29, 2019
/s/ Pamela Gibson Pamela Gibson	Director	March 29, 2019
/s/ John Webster	Director	March 29, 2019
John Webster

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ George Albino George Albino	Authorized Representative in the United States	March 29, 2019